September 12, 2006


Evelyn Dilsaver
President and Chief Executive Officer
Schwab Investments
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab Managed Account Portfolios(TM)

Dear Ms. Dilsaver:

This letter will confirm our agreement to limit net operating expenses of the above-named fund, as noted in the table below and described in the fund's registration statement filed with the Securities and Exchange Commission.


                                                                      TO BE
                                            PROPOSED OER CAP          DISCLOSED
FUND                                        AND EXPIRATION DATE       EFFECTIVE
----                                        -------------------       ---------
SCHWAB MANAGED ACCOUNT PORTFOLIOS           0 bps*                    9/15/06
  Schwab Bond Shares
  Schwab Municipal Bond Shares

*The waiver will be permanent for clients of separately managed accounts.

Sincerely,


/s/ George Pereira                               /s/ Carolyn Stewart
------------------                               -------------------
George Pereira                                   Carolyn Stewart
Senior Vice President and                        Vice President
Chief Financial Officer                          Product Strategy and Product Management
Charles Schwab Investment Management, Inc.       Charles Schwab & Co., Inc.

cc:
      Clinton, Michael
      Felton, Koji
      Gao, Zuogang
      Hafner, Jen
      Hand, Gregory
      Loh, Anna
      Maddock, Keith
      Schantz, Steven
      Zuckerman, Philippa